EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Duska Therapeutics, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated February 19, 2005, incorporated in the Form 10-KSB of Duska Therapeutics, Inc. filed with the Securities and Exchange Commission on March 31, 2005, covering the financial statements of Duska Therapeutics, Inc. for the years ended December 31, 2004 and 2003, and for the period from inception on February 9, 1996 to December 31, 2004, to be included in this Registration Statement on Form S-8 to be filed with the Commission on or about May 18, 2005.

/s/ Stonefield Josephson, Inc. Certified Public Accountants

Santa Monica, California
May 18, 2005